EXHIBIT (4.29)

DESCRIPTION OF ECOLAB INC. COMMON STOCK

The following description of Ecolab common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Ecolab’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Ecolab’s By-Laws (the “Bylaws”), each of which is an exhibit to Ecolab’s Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, Title 8, Chapter 1 of the Delaware Code (“DGCL”) for additional information.

References herein to “we,” “our,” “us,” the “Company” or “Ecolab” refers to Ecolab Inc., a Delaware corporation.

Authorized Capital Stock

Under Ecolab’s Certificate of Incorporation, Ecolab’s authorized capital stock consists of 800,000,000 shares of common stock, par value $1.00 per share, and 15,000,000 shares of preferred stock, no par value.

Common Stock

Under Ecolab’s Bylaws, the holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Ecolab’s Bylaws establish that directors shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected as of the 10th day preceding the date Ecolab first mails its notice of meeting for such meeting to the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Ecolab common stock is not redeemable and is not subject to any sinking fund provisions.

Preferred Stock

Our board of directors is authorized without further action of the stockholders to issue preferred stock in one or more series and may fix the designations and the powers, preferences and rights of the preferred stock. No class of preferred stock is currently outstanding.

Certain Provisions of Ecolab’s Certificate of Incorporation, Bylaws and the DGCL

State Antitakeover Statute

Ecolab is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interest stockholder.

Amendments to Certificate of Incorporation and Bylaws

The DGCL generally permits the adoption of amendments to the Certificate of Incorporation if those amendments are approved and declared advisable by the board of directors of the corporation and adopted by the holders of a majority of the outstanding shares of stock of the corporation, unless the Certificate of Incorporation requires a greater vote. Under Ecolab’s Certificate of Incorporation and Bylaws, the Ecolab Board of Directors may, by vote of a majority of its members, alter, amend or rescind all or any of its Bylaws, as permitted by law, subject to the power of the stockholders to change or repeal a particular bylaw.

Special Meetings of Stockholders

Under Ecolab’s Bylaws, special meetings of the Ecolab stockholders may be called at any time by Ecolab’s Board of Directors or by the Chairman of the Ecolab Board, or at the written request of stockholders owning capital stock having 25% of the voting power of the entire issued and outstanding capital stock of Ecolab.

Action by Written Consent

Ecolab’s Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Ecolab stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Advance Notice Requirements of Stockholder Nominations and Proposals

Under Ecolab’s Bylaws, stockholders who wish to make a proposal or nominate directors at an annual meeting of stockholders must notify Ecolab no later than the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting. In the event that an annual meeting is called for on a date that is more than 30 days before or after the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received not later than the close of business on the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In the event that the number of directors to be elected to the Board is increased and there is no public disclosure naming all of the nominees for director or specifying the size of the increased Board at least 130 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely with respect to nominees for any new positions created by such increase if received not later than the close of business on the 10th day following the day on which such public disclosure is first made.

In the case of a special meeting of stockholders for the purpose of electing directors, a nominating stockholder must give notice not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A stockholder’s notice must set forth the information required by Ecolab’s Bylaws with respect to each matter the stockholder proposes to bring before an annual or special meeting.

Proxy Access

Whenever the Ecolab Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, Ecolab shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Ecolab Board of Directors, the name, together with other required information, of any person nominated for election to the Board of Directors by an eligible stockholder who expressly elects at the time of providing the required notice to have such nominee included in Ecolab’s proxy materials. An “eligible stockholder” is a stockholder or a group of no more than 20 stockholders that (i) has owned (and continues to own through the date of the annual meeting) at least 3% of the number of outstanding shares of Ecolab’s stock continuously for at least three years as of the date the notice of proxy access nomination is received by Ecolab’s Secretary and (ii) satisfies all of the other requirements with respect to proxy access as set forth in Ecolab’s Bylaws.

Exclusive Forum

Ecolab’s Bylaws provide that, unless Ecolab consents in writing to the selection of alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Ecolab, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of Ecolab to Ecolab or Ecolab’s stockholders, (iii) any action asserting a claim against Ecolab or any director, officer, stockholder, employee or agent of Ecolab arising out of or relating to any provision of the DGCL or Ecolab’s Certificate of Incorporation or Ecolab’s Bylaws, or (iv) any action asserting a claim against Ecolab or any director, officer, stockholder, employee or agent of Ecolab governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Listing

Our common stock is listed and traded on the New York Stock Exchange under the symbol “ECL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.